Exhibit 99.2

MDU COMMUNICATIONS INTERNATIONAL, INC.

FIRST AMENDMENT
TO
2001 STOCK OPTION PLAN

This First Amendment (“Amendment”) to the MDU Communications International, Inc. 2001 Stock Option Plan (the “Plan”) amends the Plan effective immediately. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

Whereas, the Board of Directors has previously approved an increase in the number of shares available under the Plan from 4,000,000 to 5,600,000;

Whereas, pursuant to Paragraph 12.2 of the Plan, the stockholders of the Corporation at the Annual Meeting held August 5, 2004, approved the increase in the number of shares available under the Plan from 4,000,000 to 5,600,000:

AMENDMENT:

1.	Section 5.1 of the Plan is amended and restated to read in its entirety as follows:

“5.1    Number of Shares - The Committee, from time to time, may grant Options to purchase an aggregate of up to five million six hundred thousand (5,600,000) Shares, to be made available from authorized, but unissued or reacquired, Shares. The foregoing number of Shares shall be adjusted, where necessary, to take account of the events referred to in Section 11 hereof.”

2.	All references in the Plan and this Amendment to the Plan shall be deemed to be references to the Plan as amended hereby.

3.

This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein, and the Plan, as amended hereby, shall remain in full force and effect as so amended.

IN WITNESS WHEREOF, the Board of Directors has executed and delivered this Amendment as of this 6th day August, 2004.

By the Order of the Board of Directors,

By:	/s/ Sheldon Nelson

Sheldon Nelson, Chairman MDU Communications International, Inc.